UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 2, 2009

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (c) On March 5, 2009, American Tower Corporation (the “Company”) issued a press release (the “Press Release”) announcing that Thomas Bartlett will be joining the Company as its Executive Vice President and Chief Financial Officer. In this role, Mr. Bartlett will lead the Company’s finance organization and will oversee the Company’s information technology organization. It is expected that Mr. Bartlett will commence his new role with the Company on April 1, 2009. Mr. Bartlett will assume responsibilities from Jean Bua, who has been serving as the Company’s Chief Financial Officer on an interim basis since June 30, 2008. Ms. Bua will assume the new position of Executive Vice President, Finance and Treasurer and report to Mr. Bartlett. A copy of the Press Release is furnished herewith as Exhibit 99.1.

Mr. Bartlett, age 50, comes to the Company from Verizon Communications, Inc., where he has served as Senior Vice President and Controller since November 2005. Mr. Bartlett previously held the roles of Senior Vice President and Treasurer, as well as Senior Vice President in Investor Relations. During his career with Verizon and its predecessor companies and affiliates, he has served in numerous operations and business development roles, including as the President and Chief Executive Officer of Bell Atlantic International Wireless from 1995-2000, where he was responsible for wireless activities in North America, Latin America, Europe and Asia.

The Company has entered into a letter agreement (the “Agreement”) with Mr. Bartlett that sets forth his compensation, severance and other benefits. Pursuant to the Agreement, Mr. Bartlett will receive an initial annual base salary of $630,000 with a target cash bonus potential equal to 60% of base salary. In addition, Mr. Bartlett’s cash bonus for 2009 will not be less than his bonus target, and it will not be subject to proration based on his start date. The Company also agreed to provide Mr. Bartlett with a one-time lump sum payment of $200,000 to assist with his relocation to Boston and Boston-based living expenses. In addition, Mr. Bartlett will be eligible for a cash signing bonus of $400,000, half which will be paid on the first anniversary of his start date and half of which will be paid on the second anniversary of his start date. In order to receive such bonus amounts, Mr. Bartlett must be an employee of the Company on the respective payment dates. Mr. Bartlett will be recommended to receive equity-based awards valued at $2.5 million (the “Equity Awards”) on the date of grant, comprised 50% of non-qualified stock options (based on Black-Scholes value) and 50% restricted stock units, subject to approval by the Compensation Committee of the Company’s Board of Directors. The Equity Awards will be granted pursuant to the Company’s 2007 Equity Incentive Plan and will vest over four years of continuous employment, or 25% per year, commencing one year from the date of the grant.

Pursuant to the Agreement, Mr. Bartlett will be entitled to severance benefits under the American Tower Severance Program (the “Severance Program”). The Severance Program was implemented by the Company on March 2, 2009, as discussed below. Under the terms of the Severance Program, Mr. Bartlett will be entitled to, among other things, 78 weeks of severance pay and a pro-rated target bonus payment in the event of a “Qualifying Termination,” including termination under certain situations after a “Change of Control,” all as set forth and defined in the Severance Program. In addition to the benefits under the Severance Program, the Agreement provides that, in the event Mr. Bartlett’s employment is terminated by the Company (other than for “Cause” or “Performance Reasons” as defined in the Severance Program), he will also be entitled to immediate vesting in full of the Equity Awards, which will be exercisable for a period of 90 days. The foregoing severance benefits are contingent upon Mr. Bartlett signing a separation and release agreement in acceptable form, which would include customary confidentiality and non-solicitation provisions, as well as restrict Mr. Bartlett from providing services to competitors of the Company.

The preceding disclosure is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

The Press Release is being furnished herewith and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such exhibit be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

(e) Severance Program—On March 2, 2009, the Company implemented the American Tower Corporation Severance Program to provide severance benefits to all eligible employees if they are terminated in certain circumstances. The Severance Program is a broad-based program that applies to all eligible employees and establishes different policies that provide for varying amounts of severance benefits depending on the employee’s position with the Company. The following is a summary of the severance benefits payable under the Severance Policy for Executive Vice Presidents and the Chief Executive Officer:

•

Upon a Qualifying Termination (i.e., termination by the executive for Good Reason or a termination of the executive by the Company other than for Cause or for Performance Reasons (as such terms are defined in the Severance Program)), the Company’s chief executive officer will be entitled to receive 104 weeks of base earnings and each of the Company’s executive vice presidents will be entitled to receive 78 weeks of base earnings. In addition, each executive will be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related thereto.

•

Upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, each executive will also be entitled to full acceleration of vesting of all outstanding equity-based awards, including but not limited to, stock options and restricted stock units.

•

Following a Qualifying Termination, each executive will be eligible for continued health and welfare benefits, pursuant to which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•

All severance benefits under the Severance Program are subject to the executive signing a separation and release agreement and a confidentiality and restrictive covenants agreement in forms satisfactory to the Company. In addition, at the Company’s discretion, the Company can require the deposit of a portion of the after-tax payments to each executive in a restricted account to serve as security for the executive’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

The preceding disclosure is qualified in its entirety by reference to the Severance Program and the Severance Policy for Executive Vice Presidents and the Chief Executive Officer, which are attached hereto as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.

(e) Executive Employment Letters—In connection with the implementation of the Severance Program, certain of the Company’s executive officers agreed to waive their rights to existing severance benefits and to be subject to the provisions of the Severance Program. The Company had previously entered into employment letters with its executive officers that established initial base salaries and target cash bonus awards, as well as severance benefits. The following executive officers entered into a waiver and termination agreement (the “Waiver”), pursuant to which they agreed to waive the severance benefits under their existing employment letters and to terminate their letters:

Name	Position as of March 5, 2009
James D. Taiclet, Jr.	Chairman of the Board, President and Chief Executive Officer

Jean A. Bua	Executive Vice President, Finance and Chief Financial Officer (interim)

William H. Hess	Executive Vice President, International Operations and President, Latin America

Edmund DiSanto	Executive Vice President, Chief Administrative Officer and General Counsel

Accordingly, in the event that the employment of any of the above executive officers is terminated by the Company, such executive shall only be eligible for severance benefits under, and subject to the terms and conditions of, the Severance Program.

Under the employment letters with Messrs. Hess and DiSanto and Ms. Bua, each had the right to continued vesting and exercisability of stock options for a period of three years following termination by the Company other than for “Cause” or by the executive for “Good Reason.” Under the employment letter with Mr. Taiclet, he had the right to full acceleration of all unvested stock options upon a change of control. By agreeing to the Waiver, each agreed to waive these rights. Under the Severance Program, equity awards to our executives are subject instead to a so-called “double-trigger” standard, whereby the executive would only be entitled to acceleration of his or her equity awards in the event of a “Qualifying Termination” within 14 days before or two years following a “Change of Control” (each as set forth and defined in the Severance Program). In such an event, the executive would be entitled to acceleration of all unvested equity-based awards (including stock options and restricted stock units). In all other cases, the executive would not be entitled to any acceleration or continued vesting of his or her equity awards. In addition, the Severance Program does not provide for tax gross-ups, which certain of our executives had been entitled to under their employment letters.

The preceding disclosure is qualified in its entirety by reference to the form of Waiver and Termination Agreement, which is attached hereto as Exhibit 10.4, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement with Thomas Bartlett, dated February 20, 2009

10.2	American Tower Corporation Severance Program

10.3	Severance Policy for Executive Vice Presidents and Chief Executive Officer

10.4	Form of Waiver and Termination Agreement

99.1	Press Release, dated March 5, 2009 (Furnished herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date: March 5, 2009	By:	/s/ Edmund DiSanto
Edmund DiSanto
Executive Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement with Thomas Bartlett, dated February 20, 2009

10.2	American Tower Corporation Severance Program

10.3	Severance Policy for Executive Vice Presidents and Chief Executive Officer

10.4	Form of Waiver and Termination Agreement

99.1	Press Release, dated March 5, 2009 (Furnished herewith)